UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☑	Preliminary Information Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

AGR TOOLS, INC.
(Name of Registrant As Specified In Its Charter)

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AGR TOOLS, Inc.
100 Lido Circle, Suite C-1
Lakeway, TX 78724

NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our stockholders:

NOTICE IS HEREBY GIVEN that the Board of Directors of AGR Tools, Inc., a Nevada corporation (which we refer to in this Notice as the “Company,” “we,” “us” or “our”), has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), have executed a Written Consent and Action of Stockholders in Lieu of a Meeting approving an amendment to our Certificate of Incorporation to conduct a reverse stock split of the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Five Hundred to One (500:1)  (the “Split”) to be effective when regulatory approval is obtained if before then.  The Split will not change the total number of common shares authorized nor will it change the par value of the common shares.

The accompanying information statement (the “Information Statement”) is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.  Under the Nevada General Corporation Law and our by-laws, stockholder action may be taken by written consent without a meeting of stockholders.  The affirmative vote of at least a majority of the outstanding shares of Common Stock is necessary to approve the Split.  Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, the Split will not be affected until at least 20 calendar days following the mailing of the accompanying Information Statement to our stockholders.

Your consent to the Split is not required and is not being solicited.  The accompanying Information Statement will serve as notice pursuant to the Exchange Act and Section 228(e) of the Nevada General Corporation Law of the approval of the Split by less than the unanimous written consent of our stockholders.

By Order of the Board,

/s/: Vern Wilson
Lakeway, Texas	Vern Wilson
March 28, 2012	President and Acting Chief Financial Officer

AGR TOOLS, INC.
100 Lido Circle, Suite C-1
Lakeway, TX 78724

INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

THIS INFORMATION STATEMENT IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY AND NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT IS BEING MAILED
TO STOCKHOLDERS OF RECORD ON FEBRUARY 29, 2012.

AGR Tools, Inc., a Nevada corporation (which we refer to in this Information Statement as the “Company,” “we,” “us” or “our”), is sending you this Information Statement for the purpose of informing you, as one of our stockholders, in the manner required under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, that our Board of Directors (the “Board”) has previously approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), as permitted by our by-laws and Section 78.320 of the Nevada General Corporation Law, have previously executed a Written Consent and Action of Stockholders in Lieu of a Meeting approving an amendment (the “Amendment”) to our Certificate of Incorporation to reverse split the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Five Hundred to One (500:1) to be effective upon regulatory approval.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Under Section 78.320 of the Nevada General Corporation Law, the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon is required to approve the Amendment.  As of February 29, 2012, the record date for the written consent (the “Record Date”), 91,823,982 shares of Common Stock were issued and outstanding.  Each share of Common Stock entitles the holder thereof to one vote on the Amendment.  There have been no issuances of stock since the record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 29, 2012, with respect to the beneficial ownership of the 91,823,982 outstanding shares of the Company’s Common Stock by each person known by the Company to beneficially own Five Percent (5%) or more of the outstanding shares. The officers and directors of the Company do not currently own any shares in the Company. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within Sixty (60) days.

		Percentage of
Identity of Shareholder	Number of Shares	Beneficial Ownership	(1)

*Cede & Co., Share Certificate #5014 PO Box 222, Bowling Green Station New York, NY 10274	5,150,000	5.6%

(1)
Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(*)
Cede & Co is a depository trust company and not the owner of the shares. The shareholder has deposited the certificate and as such the Company is unable to ascertain the identity of the beneficial shareholder without significant burden at this time.

Entity and Organization

Our Business

We were incorporated under the name “Laburnum Ventures Inc.” on March 11, 2004, under the laws of the State of Nevada. Until recently, we were a pre-exploration stage company engaged in the acquisition and exploration of mineral properties. We formerly owned a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada known as the Sum Mineral Claim, but we decided not to pursue this claim.

On July 21, 2009, we entered into a share exchange agreement (the “Original Share Exchange Agreement”) with AGR Stone & Tools USA, Inc., a private Texas company (“AGR USA”). Pursuant to the terms of the Original Share Exchange Agreement, we agreed to acquire all of the outstanding shares of AGR USA from its shareholders in exchange for our shares on a one-for-one basis, which, if completed, would result in AGR USA becoming our wholly owned subsidiary.

On September 15, 2009, in contemplation of the completion of the share exchange with AGR USA, we completed a name change from Laburnum Ventures Inc. to AGR Tools, Inc. in accordance with Nevada law.

On October 29, 2009, pursuant to the terms of the Original Share Exchange Agreement, we agreed to terminate the Original Share Exchange Agreement with AGR USA and enter into a new share exchange agreement (the “New Share Exchange Agreement”). Under the New Share Exchange Agreement, we agreed to carry out the exchange of shares with the shareholders of AGR USA through a statutory process pursuant to Part 5 of the Texas Business Corporation Act in order to effect the transaction in a more efficient manner.

The closing of the transactions contemplated by the New Share Exchange Agreement occurred on May 27, 2010, at which time AGR USA became our wholly-owned operating subsidiary and we adopted the business of AGR USA. In connection with the closing, we issued 46,186,516 shares of our common stock to the shareholders of AGR USA and our former sole officer and director, Thomas Brown, cancelled 25,000,000 shares of our common stock held in his name.

In January 2012, our directors and officers resigned from the Company and sold all of their shares of the Company to third parties, resulting in a change of ownership of approximately 43.85% of the outstanding shares of common stock of the Company. The resignations were voluntary and did not involve a disagreement with the Company on any matters relating to the Company’s operations, policies or practice. A new director was concurrently appointed by the departing board members to fill the resulting vacancies pursuant to NRS § 78.130 and the sole board member subsequently appointed a new officer to fill all vacant positions.

We are a Texas-based company in the business of manufacturing and selling tooling and accessories to the construction, building, maintenance and demolition industries in the United States and Canada. Tooling is the consumable disposal portion of a tool that makes the tool work. It wears out as the tool is operated, and as a result, demand for our products is driven by the need for original and replacement tool parts, not the tools themselves. We currently sell more than 700 products through our stocking dealer network, which consists of dealers in 15 U.S. states and two Canadian provinces. Our products include diamond-based blades, diamond drill bits, diamond cup wheels, resin polyesters, glues, inks, resin-based waterproof grinding stones and diamond polishing pads, all of which are manufactured in a number of different sizes.

Our products are manufactured in China on a contract basis and we subject the manufacturers to strict standards. We field-test the products by using them in construction, building and demolition projects. We also test our products alongside the products of our competitors both in the field and in our testing facility. All of our products are accompanied by a warranty against defects in workmanship.

We currently focus on sales through our stocking dealers. We also sell a number of our products through our website, which are delivered to customers either through our storage centers or our stocking dealers. Our stocking dealers act as face-to-face contacts for our customers and provide support to one another by sharing order fulfillment with our storage centers. We train and provide training manuals to our stocking dealers and require each one to be familiar with at least 200 of our products during their initial training. We currently do not have brokers or commission sales representatives involved in the distribution of our products.

The Company was original formed as a pre-exploration stage company engaged in the acquisition and exploration of mineral properties and formerly owned a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada known as the Sum Mineral Claim. The Company is exploring opportunities to expand its operations into the oil and natural gas industry. Mr. Vern Wilson, our sole officer and director was brought on to assist the Company with these aspirations. Mr. Wilson has many years of experience in the oil and gas industry.

The Company is in negotiations with several companies to acquire certain oil and gas rights, properties, and/or leases. Some of the companies will require us to conduct a reverse split of our outstanding shares of common stock to ensure the Company has adequate authorized shares of stock should the terms of an acquisition require us to issue shares. In preparation of these potential acquisition(s) the Board believed it to be in the best interest of the Company to complete the reverse split so the potential acquisition(s) could be timely made. Any material agreement or definitive, binding term sheet will be disclosed pursuant to a Form 8-K or the amendment of this Form 14C whichever is applicable. At this time there are no definitive plans or executed documents binding the Company for the purchase of any assets or the acquisition of any other companies.

Approval of the Amendment

As of the Record Date, our Board recommended, and the holders of a majority of our outstanding Common Stock approved the Amendment to our Articles of Incorporation, which will reverse split the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Five Hundred to One (500:1)  (the “Split”) to be effective when regulatory approval is obtained if it is before then.  The Split will not change the total number of common shares authorized nor will it change the par value of the common shares.  The Split is affected by the Amendment, in the form annexed to this Information Statement as Appendix A, with the Secretary of State of the State of Nevada.  The Amendment will be filed immediately with an anticipated effective date for the Split to be after regulatory approval.

SEC Comment Letter Question 1

We note your disclosure on page 1 that the holders of a majority of the outstanding shares of your common stock have approved the reverse split. Given the numbers and percentages in the table on page 2 of holders of 5% or more of your shares, please tell us how you complied with the requirements of Regulation 14A when you obtained the written consent of the consenting shareholders. Refer to Exchange Act Rules 14a-2 and 14a-3.

Response

The following table sets forth the shareholders holding the majority of the outstanding Common Stock. These shareholders consist of the group of Purchasers of the shares of the previous Board of Directors (Purchasers of the 40,267,390 shares of common stock representing 43.85% of the outstanding common stock from previous officers and directors pursuant to the Form 8-K filed with the Securities and Exchange Commission on February 14, 2012 Commission File Number 000-52043 incorporated herein by reference) and shareholders that have been working with the Company for several months during the transition of ownership from the previous Board of Directors to the group of Purchasers and assisting the Company with its exploration of reentering the oil and gas industry.

		Percentage of
Identity of Shareholder	Number of Shares	Beneficial Ownership

OTUS Invest & Finance, Inc.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands	4,474,155	4.87%

Derry Partners, Ltd.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands	4,474,155	4.87%

Ular Invest & Finance, Inc.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands	4,474,155	4.87%

Max Tobler** Chämletenweg 6 CH-8153 Rümlang Switzerland	4,474,154	4.87%

Volkan Yaman** Ohran Gazi Ceddesi No. 24 Apt. 1 TR-Yesilkoy/Istanbul/Turkey	4,474,154	4.87%

Nejmettin Cinar** Ladin 10/2001 Site, Tufan Mah. TR-Cengelköy/Istanbul/Turkey	4,474,154	4.87%

Hidayet Alkevli** Kösk Mahallesi, Kisla Caddesi Köskdagevleri – Bekas Sitesi, C Blok, Kat 5 No 10 38030 Melikgazi- Kayseri	4,474,154	4.87%

Beklan Coskun** Bahceli Evler Mah., Hizir Reis Cad. Yayinci Apt. 14/8 TR-Antalya-Turkey	4,474,154	4.87%

Illhan Mansiz** Hamidiye Köyü, Hane No. 14 TR-Mahmudiye/ESKISEHIR/Turkey	4,474,155	4.87%

Summerton Consulting, Inc. 7651 Tecumseh Road East, Suite 201 Windsor, ON N8T 3H1	3,067,500	3.34%

International Capital Group, LLC2 Dominic Colvin 7651 Tecumseh Road East, Suite 201 Windsor, ON N8T 3H1	3,849,742	4.19%

Barclay Lyons, LLC 2911 Turtle Creek Blvd., Suite 300 Dallas, Texas 75219	1,000,000	1%
Total Shares	48,184,632	52.47%

(1)
Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(**)
Purchasers of the 40,267,390 shares of common stock representing 43.85% of the outstanding common stock from previous officers and directors pursuant to the Form 8-K filed with the Securities and Exchange Commission on February 14, 2012 Commission File Number 000-52043 incorporated herein by reference.

(2)
Nick Colvin is the owner of International Capital Group, LLC. The number of shares for this entry is a combined number of the 3,037,942 shares owned by Nick Colvin and 775,800 shares owned by International Capital Group, LLC

Current Capitalization

Currently, we are authorized to issue up to Two Hundred Million (200,000,000) shares of Common Stock, of which Ninety One Million Eight Hundred Twenty Three Thousand Nine Hundred Eighty Two (91,823,982) shares were issued and outstanding as of the Record Date.

Reasons for Reverse Stock Split

The Board believes it is in the Company’s best interest to conduct the Split for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. The Split will increase the authorized shares available for issuance, which has been determined by the Board to provide for a sufficient amount of Common Stock to support its expansion and future financing activities, if any.

To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights.  We currently have no plans, commitments or arrangements to issue the additional available authorized shares other than shares underlying existing obligations under the Purchase Agreement or pursuant to the terms of equity compensation arrangements.

The Split and the issuance of authorized shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders.  Shares of authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law and stock exchange policies) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely.  For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid.  Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our common stock or the stock ownership and voting rights of a person seeking to obtain control of the Company.  The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment. The Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.  Other than the transactions effectuated pursuant to the Acquisition, the Board is not aware of any other plan or arrangement to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

When the Board deems it to be in the best interest of the Company and stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation or the rules of any stock exchange on which the shares of Common Stock may then be listed.  The Board will have discretion and be able, at its sole discretion, to designate the rights, preferences, privileges and terms of any Preferred Stock.

SEC Comment Letter Question Two

Please revise to clarify whether you have any plans, arrangements, or understandings to issue shares in connection with the purposes mentioned in the first paragraph of this section.

Response:

The Company is in negotiations with several companies to acquire certain oil and gas rights, properties, and/or leases. Some of the companies will require us to conduct a reverse split of our outstanding shares of common stock to ensure the Company has adequate authorized shares of stock should the terms of an acquisition require us to issue shares. In preparation of these potential acquisition(s) the Board believed it to be in the best interest of the Company to complete the reverse split so the potential acquisition(s) could be timely made. Any material agreement or definitive, binding term sheet will be disclosed pursuant to a Form 8-K or the amendment of this Form 14C whichever is applicable. At this time there are no definitive plans or executed documents binding the Company for the purchase of any assets or the acquisition of any other companies.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith.  Additional copies of this Information Statement may be obtained at no charge by writing us at:  100 Lido Circle, Suite C-1, Lakeway, TX 78724, Attn: Corporate Secretary.

MISCELLANEOUS

Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address.  We undertake to deliver promptly upon request a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.  In the event a stockholder desires to provide us with such a request, it may be given orally by telephoning our offices at (936) 539-5744 or by mail to our address at 100 Lido Circle, Suite C-1, Lakeway, TX 78724, Attn: Corporate Secretary.  In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Secretary at the address and telephone number stated above.

We file annual, quarterly and current reports, proxy statements and registration statements with the SEC.  These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

The Company is responsible for the adequacy and accuracy of the disclosure in this filing;

Staff Comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

By Order of the Board,

/s/: Vern Wilson
Lakeway, TX	Vern Wilson,
March 28, 2012	President and Acting Chief Financial Officer

Appendix A

Amendment to Articles of Incorporation

ROSS MILLER Secretary of State 204 North Carson Street. Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Document Number: 20120153395-61 Filing Date and Time: 03/02/2012 12:30 PM Entity Number C6192-2004
Certificate of Amendment
(PURSUANT TO NRS 78 385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

AGR Tools, lnc.

2. The articles have been amended as follows: (provide article numbers, if avaliable):

"FOURTH: The total number of shares which the Company shall have authority to issue is 200,000,000, of which all shares are designated as Common Stock, with a par value of $0.001 per share. A Resolution was executed on February 29, 2012 for a 500:1 reverse stock split of issued and outstanding shares with a proposed, approximate effective date of March 16, 2012. The total authorized shares of common stock were not affected."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 5l.2% (47,372,831 votes)

4. Signature: (required)

X /s/ Vern Wilson
Signature of Officer